Exhibit 99.1

News Release
October 10, 2008
Park National Corporation announces alliance with Elan Financial
Services and Elavon, Inc. to enhance credit card services
Credit card accountholders and merchants gain access to more features
NEWARK, Ohio — Through its subsidiary The Park National Bank, Park National Corporation (Park) (AMEX:PRK) today signed definitive agreements with Elan Financial Services (Elan) and Elavon, Inc. (Elavon), both of which are wholly-owned subsidiaries of U.S. Bancorp (NYSE:USB). Under the agreements, Elan will purchase The Park National Bank’s unsecured credit card portfolio and Elavon will acquire substantially all of its merchant bankcard processing portfolio (also called merchant servicing portfolio). These portfolios include accounts from each of Park’s 12 Ohio-based banking divisions.
Park’s local banking professionals will continue to sell and support credit card related services, and cards issued by Elan will bear the local Park affiliate bank name. The transfer of portfolio ownership is expected to lead to more robust choices and features for Park’s clients.
“This is an ideal way for us to provide our clients access to new options, like rewards programs, 24/7 service, online account information, and our merchant clients can more easily accept transactions through the Internet,” said Park Chairman C. Daniel DeLawder. “Our clients count on us to deliver the resources they need with the attention they deserve. These types of alliances ensure that our relationship with our clients and the dependable, high-touch service they’ve come to expect from their local bank, will not change.”
“Also, our investors will be pleased with the positive impact these relationships will likely have on our earnings and risk management,” DeLawder added. As a result of the agreements, Park expects to report approximately $12 million in pre-tax gains in its fourth quarter 2008 financial results. The transition of the accounts is expected to be complete in the first half of 2009.
The credit card portfolio, with a current outstanding balance of approximately $30 million, includes all Park Ohio-based affiliates’ regular credit card products, such as VISA® Classic, VISA® Signature Series, VISA® Gold cards, or MasterCard®. The sale to Elan does not include home equity based VISA® cards. The merchant servicing portfolio includes payment processing services for approximately 1,700 merchants.
Through the agreement with Elan, Park expects to be able to expand its overall credit card customer base by offering a more competitive product line to both existing and new markets. The enhanced product menu will include both a cash-back rewards program and cards specifically designed for business clients. The agreement with Elan also provides for strong marketing support.
Through its relationship with Elavon, Park can offer its merchant clients a variety of secure and flexible payment solutions. Elavon also makes available a choice of point-of-sale devices, and software, advanced e-commerce products, gift card solutions, electronic check services, and enhanced reporting.
Headquartered in Newark, Ohio, Park National Corporation holds $6.8 billion in assets (as of June 30, 2008). The Park organization consists of 14 community bank affiliates and divisions, a data processing and information technology division, two specialty finance companies and a title company. Park’s bank affiliates include The Park National Bank and its divisions which operate in Ohio and Northern Kentucky. They are Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank and Trust Co., Unity National Bank, Citizens National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Additionally, Park’s subsidiaries include Vision Bank (headquartered in Panama City, Florida), and Vision
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

News Release
Bank Division (Gulf Shores, Alabama), Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Finance Company and Park Title Agency.
Media Contacts: Bethany Lewis, Communication Specialist, 740.349.3754 or John Kozak, Chief Financial Officer, 740.349.3792
SAFE HARBOR STATEMENT under the Private Securities Litigation Reform Act of 1995
This news release contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risk and uncertainties that could cause actual results to differ materially include, without limitation: Park’s ability to execute its business plan successfully and within the expected timeframe; the overall success of the relationships established with Elan and Elavon and customers’ reactions to the new product offerings; general economic and financial market conditions, and weakening in the economy, specifically, the real estate market, either national or in the states in which Park and its subsidiaries do business, are worse than expected; changes in the interest rate environment reduce net interest margins; competitive pressures among financial institutions increase significantly; the nature, time and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries; demand for loans in the respective market areas served by Park and its subsidiaries, and other risk factors relating to the banking industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com